EXHIBIT 99.1

Martin Midstream Partners Announces Timing of 2003 Earnings Release and Annual Report and Anticipated 2003 Gross Revenues and Net Income

     KILGORE, Texas, February 27, 2004 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it intends to publicly release its financial results for the fiscal year ended December 31, 2003 and file its related 2003 Annual Report on Form 10-K with the Securities and Exchange Commission on or before March 23, 2004. MMLP will convene an investors’ conference call within two days following the public release of its 2003 financial results in order to provide investors with a detailed overview of such results. Further information concerning the timing of this conference call will be publicly announced once the date and time of the conference call are finalized.

     Based on currently available information, on the date on which MMLP publicly releases its 2003 financial results, it estimates that it will report gross revenues of $192.7 million and net income of $12.0 million for the year ended December 31, 2003 as compared to gross revenues of $149.9 million and net income before income taxes of $8.2 million for the year ended December 31, 2002. The 2003 results only include the impact of nine days of operations relating to MMLP’s business and assets that were recently acquired from Tesoro Marine Services, L.L.C. since this acquisition was consummated on December 23, 2003. In addition, the 2003 results include a gain relating to an involuntary conversion of assets of $0.6 million attributable to a previously announced casualty loss at MMLP’s Odessa, Texas fertilizer plant.

About Martin Midstream Partners

     Martin Midstream Partners provides marine transportation, terminalling, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur, L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on its website at www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.